Exhibit 10.50

SEVERANCE AND RELEASE AGREEMENT

Margie Adelman ("Adelman") and NutraCea ("NutraCea”) hereby enter into this Severance Agreement and Release of Claims ("Agreement") dated November 11, 2008 on the following terms and conditions.  Adelman and NutraCea are each sometimes referred to herein individually as a “Party” or collectively as the “Parties”.

1.              Recitals - Background and Purpose.

1.1           Prior Employment.  Adelman was previously employed by NutraCea pursuant to a written employment agreement dated January 25, 2005.  That agreement and all rights thereunder, including without limitation all unvested warrants or options, expired January 25, 2008 and was not renewed or extended.  Since that agreement expired, Adelman has been employed on an “at will” basis. Adelman’s employment with NutraCea shall terminate as of November 11, 2008 (“Separation Date”).  Adelman shall receive her salary and all other benefits from NutraCea until her Separation Date on the next payroll cycle.

1.2            Prior Payment.  Adelman acknowledges that she has been paid all wages and other benefits due and owing by NutraCea, except as expressly set forth herein.

1.3           Sever Employment.  Adelman, for her part, and NutraCea, for its part, desire to mutually sever their employment relationship and settle all claims between them effective as of the Effective Date on the terms and conditions set forth below.

2.             Consideration.

2.1           Consideration to Adelman.  In consideration of the releases and agreements set forth herein NutraCea agrees to provide Adelman with the following severance benefits:

(a)           A consulting arrangement with NutraCea providing, for a consulting fee in the amount of $15,827.73per month for a term of one year.  This Retainer shall commence on November 11, 2008 and continue until November 10, 2009. The terms and conditions of such consulting arrangement shall be as set forth as attached hereto as Exhibit A (“Consulting Agreement”).

(b)           NutraCea shall issue an advance of $20,000, upon the signing of this agreement as reasonable and actual moving expenses.  Adelman agrees to provide receipts to NutraCea for all such expenses within 30 days of the date the expense is incurred.  If the total amount of the receipts do not exceed $20,000, Adelman agrees to refund the difference between the amount actually incurred and $20,000 within 30 days from the time she submits the expense report.

(c)           Upon the due execution of this Agreement, NutraCea will pay to Adelman promptly, for all accrued vacation and personal days not used by Adelman, a single payment of $20, 273.90, less customary withholding amounts.

2.2           Consideration to NutraCea.  Adelman agrees to:

(a)           Surrender, on her last day of employment, all NutraCea property, documentation, or information, in her possession or under her control, other than the Blackberry, laptop computer, and other personal business items that Adelman will use during the period of her consulting arrangement pursuant to the Consulting Agreement.   Adelman agrees that she will not copy or download any files or programs from NutraCea’s computer systems, networks or equipment or take any other NutraCea property with her on her last day of employment, other than that which NutraCea expressly approves for Adelman’s use during the consulting arrangement.  NutraCea agrees that Adelman will continue to have access to certain NutraCea computer systems and other confidential and proprietary information of NutraCea as and to the extent provided in the Consulting Agreement.  Adelman shall not disclose or use any of such systems or information for any purpose other than as expressly permitted by NutraCea pursuant to the Consulting Agreement, and expressly agrees to preserve and protect the confidentiality of all NutraCea’s proprietary or confidential information.

(b)           Release NutraCea pursuant to this Agreement and enter into the Consulting Agreement.

2.3.          ERISA 401(k) Plan.  Adelman is entitled to the plan benefits in her account under an ERISA plan, which vested benefits will be paid pursuant to the terms of such ERISA plan.  NutraCea specifically agrees that she shall be entitled to employer matching contributions through the last date of her employment in the amounts specified in such ERISA plan.

2.4.          Options and Warrants.   All warrants and all options to acquire NutraCea shares of stock previously granted to Adelman pursuant to her employment agreements with NutraCea that are not fully vested and exercisable as of the date of this Agreement shall immediately expire and be of no further force or effect, including without limitation the Stock Option Agreement dated January 8, 2008, No. SOP08005A (“Warrant”) and any other performance vesting warrant or option.   The parties acknowledge that Adelman’s vested Warrant for the Purchase of Common Stock dated January 25, 2005, No. “WC-_” for 1,000,000 shares of NutraCea Common Stock that provides for a time based vesting period shall remain in effect for the balance of the exercise period thereunder (through January 15, 2015) notwithstanding this termination of her employment (“Warrant Agreement”).  A copy of Adelman’s Warrant Agreement is attached hereto as Exhibit B.

3.             Release of Claims.

3.1           General Release.  In accordance with applicable law, Adelman, on behalf of herself, and her successors, representatives, attorneys and assigns, hereby releases, acquits, and discharges NutraCea, and its employees, agents, independent contractors, officers, directors, members, executors, partners, joint venturers, and attorneys and all persons acting by, under, through or in concert with any of them, from any and all claims, demands, causes of action, liabilities, judgments, liens, rights, debts, obligations, promises, acts, costs or expenses (including, but not limited to, attorneys' fees), and charges of whatever nature ("Claims") which Adelman has or may have against NutraCea, whether known or unknown, foreseen or unforeseen, economic or non-economic, fixed or contingent, which relate in any way to Adelman’s employment with NutraCea or any agent, representative or Adelman (past or present) of NutraCea.

3.2            Specific Release of Statutory Rights Claims.  Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Vietnam Era Veterans Readjustments Assistance Act of 1974, the California Family Rights Act of 1991, the Federal Family and Medical Leave Act of 1993, and the California Fair Employment and Housing Act, as amended, and applicable provisions of California's Labor Code provide certain rights to Adelman’s in connection with discrimination on a number of bases, including race, ancestry, color, religion, sex,  marital status, national origin, age, status as a veteran of the Vietnam era, request or need for family or medical leave, physical or mental disability, medical condition, or sexual preference.  The rights afforded under these federal and state laws are being waived, and no complaint or suit shall be filed based on any alleged violation of these federal and state laws, or any successor or replacement federal or state laws.  All rights are hereby waived to assert a claim for relief available under these federal and state laws including, but not limited to, back pay, attorneys' fees, damages, reinstatement, or injunctive relief, which may otherwise be recovered based on any alleged violation of these federal and state laws, or any successor or replacement federal or state laws.

3.3           Older Workers Benefit Protection Act.  Pursuant to the terms of the Older Workers' Benefit Protection Act (OWBPA), Adelman is waiving any claims she may have under the Age Discrimination in Employment Act arising prior to the date she executes this agreement.  Adelman acknowledges that she has had twenty-one (21) days in which to consider the terms of this waiver.  Adelman acknowledges that, by the terms of this Agreement, he/she has been advised in writing that the she should consult with an attorney regarding the terms and conditions of this Agreement.  Adelman further acknowledges that, by the terms of this Agreement, she has been advised that following execution of this Agreement, he/she has seven (7) days in which she may revoke her waiver pursuant to the OWBPA and that this Agreement does not become effective until the seventh day following execution of the Agreement.  The date, seven (7) days following the execution of the Agreement, shall be the Effective Date of this Agreement.  Adelman further acknowledges that he/she has consulted with an attorney and is fully aware of the rights and claims being released by his/her execution of this Agreement.

3.4           Waiver.  Adelman acknowledges that there is a risk that, subsequent to the execution of this Agreement, she may discover, incur or suffer from claims which are currently unknown or unanticipated and which, if known, would have materially affected his/her decision to execute this Agreement.  Adelman acknowledges that he/she is assuming the risk of such unknown and unanticipated claims and expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

4.             Confidentiality of NutraCea's Proprietary Information.  Adelman acknowledges that by reason of his/her position with NutraCea, he/she has been given access to confidential or proprietary information or materials respecting NutraCea's business affairs.  Such confidential information includes, but is not limited to, NutraCea's business strategies, financial results, contractual agreements between NutraCea and other individuals or entities, strategies and ideas, compilation of information and records which are owned by NutraCea and are regularly used in operation of NutraCea's business, procedures, written descriptions, processes, research projects, protocols or other tangible items and documentation, including computer programs, reports and marketing information. Adelman represents that she has held all such information confidential and will continue to do so.  To the fullest extent permitted by applicable law, such confidential information also includes any such items conceived, originated, discovered or developed by Adelman during the term of her employment or consulting arrangement with NutraCea. Adelman represents and agrees that she shall not disclose any such confidential information.  Adelman further represents that all files, records, documents, lists, equipment, inventions, computer programs, research projects, protocols, processes and similar items relating to the business of NutraCea, whether prepared by Adelman or otherwise coming into Adelman's possession, shall remain the exclusive property of NutraCea and shall not be removed from the premises of NutraCea, except as expressly approved by NutraCea for the purpose of performing her consulting agreement.   Adelman further represents that he/she does not have in his/her possession any of the confidential information described in this paragraph and has returned all such confidential information to NutraCea, except as expressly approved by NutraCea for the purpose of performing her consulting agreement.  Confidential Information does not include any information that is in the public domain or readily ascertainable from publicly-available information, or disclosed to Adelman outside the course and scope of the performance of Adelman’s duties on behalf of NutraCea by a person or entity who has the legal right to disclose such information.

5.             Resolution of Disputes.   Any disputes regarding the rights or obligations of the parties under this Agreement shall be conclusively determined by binding arbitration.  The arbitration shall be conducted as follows:

5.1           Binding Arbitration.  Any dispute between the parties shall be submitted to, and conclusively determined by, binding arbitration in accordance with this paragraph.  The provisions of this paragraph shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights.  The arbitration of any dispute between the parties to this Agreement shall be governed by the provisions of Arizona law.

5.2           Initiation of Arbitration.  In the case of any dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration.  Notwithstanding any other provision of law, in order to be enforceable a demand for arbitration must be served within sixty (60) days of the date on which a party discovers, or reasonably should have discovered, facts  giving rise to a dispute as defined above.

5.3           Selection of Arbitrators.  Within thirty (30) days of service of a demand for arbitration by either party to this Agreement, the parties shall endeavor in good faith to select a single arbitrator.  If they fail to do so within that time period, each party shall have an additional period of fifteen (15) days in which to appoint an arbitrator and those arbitrators within fifteen (15) days shall select an additional arbitrator.  If any party fails to appoint an arbitrator or if the arbitrators initially selected by the parties fail to appoint an additional arbitrator within the time specified herein, any party may apply to have an arbitrator appointed for the party who has failed to appoint, or to have the additional arbitrator appointed, by a judge in Phoenix, Arizona.  If the presiding judge, acting in his or her personal capacity, is unable or unwilling to appoint the additional arbitrator, that arbitrator shall be selected in accordance with the rules of the Judicial Arbitration and Mediation Service (“JAMS”).

5.5           Applicable Law.  The law applicable to the arbitration of any dispute shall be the law of the State of Arizona.

5.6           Arbitration Procedures.  Except as otherwise provided in this paragraph, the arbitration shall be governed by the JAMS employment arbitration rules.  In addition, either party may choose, at that party’s discretion, to request that the arbitrators resolve any dispositive motions prior to the taking of evidence on the merits of the dispute.  By way of example, such dispositive motions would include, but not be limited to, those which would entitle a party to summary judgment or summary adjudication of issues, or resolution of a special defense.  In the event a party to the arbitration requests that the arbitrators resolve a dispositive motion, the arbitrators shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the dispute.

5.7           Limitation on Scope of Arbitrators' Award or Decision.  NutraCea and Adelman agree that if the arbitrators find any disputed claim to be meritorious, the arbitrators shall have the authority to order legal and/or equitable relief appropriate to the claim, but that in no event shall the arbitrators have authority to award punitive or exemplary damages.

5.8           Costs of Arbitration; Attorneys’ Fees.  Each party shall bear equally the costs of the arbitration and shall bear its own attorneys’ fees.  However, NutraCea and Adelman agree that the arbitrators, in their discretion, may award to the prevailing party the costs, including the costs of the arbitration, and attorneys’ fees incurred by that party in participating in the arbitration process.

6.             Adelman Affirmations.   Adelman affirms that he/she reported all hours worked as of the date of this Agreement and has been paid, to the extent applicable, all compensation, including regular wages, overtime, bonuses, commissions, vacation pay, shares, stock options, and/or other benefits to which Adelman may have been entitled to.  Adelman also affirms that she received or will receive payment(s) pursuant to this Agreement,  all leave (paid or unpaid) for which she was entitled, and/or that she was not denied requested leave (paid or unpaid) for which he/she was entitled to under the Family Medical Leave Act (FMLA), Americans With Disabilities Act (ADA) any leave entitlement provided by either California or Arizona law, or local leave statute or law.  Adelman further affirms that he/she has no known workplace injuries or occupational diseases for which he/she has not filed a claim for workers’ compensation benefits.

7.             Non-Disparagement.  The Parties agree that they shall not disparage nor defame the other  Party, or their respective agents, members, officers, directors, employees,  agents,  or affiliates, so as to harm their business or personal reputation.  This provision does not restrict the Parties from responding fully and truthfully in the context of a legal or governmental proceeding in which they are compelled to testify under oath or to respond to a subpoena or otherwise is required by law to cooperate with a legal or governmental entity.

8.             Entire Agreement.  This Agreement, the Consulting Agreement and the Warrant Agreement referred to herein constitute the entire agreement between the parties, all oral agreements being merged herein, and supersede all prior representations and agreements except as specifically referred to herein.  There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein, in the Consulting Agreement. or in the Warrant Agreement.

9.             Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition hereof.

10.           Amendment.  The provisions of this Agreement may be modified or amended at any time by agreement of the parties.  Any such amendment or modification as hereinafter may be made, shall be ineffective to modify this Agreement in any respect unless in writing and signed by the party or parties against whom enforcement of the modification or amendment is sought.

11.           Representation by Counsel.  This Agreement has been carefully read by the parties and the contents hereof are known and understood by all parties.  The parties have each had the opportunity to receive independent legal advice from attorneys of their choice with respect to the preparation, review and advisability of executing this Agreement.  Prior to the execution of this Agreement by each party, the parties' attorneys had the opportunity to review the Agreement, and the parties acknowledge that they have executed this Agreement after independent investigation and without fraud, duress or undue influence.

12.           No Admissions.   Nothing contained in this Agreement shall be deemed as an admission of any kind by or to any other party to this Agreement.

13.           Severability.  If any provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given full force and effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

14.           Succession.  Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the respective parties hereto.  The parties expressly agree and intend that this Agreement shall be binding on any successor entity to NutraCea in the event of any merger transaction or an acquisition of all or substantially all of the assets of NutraCea.

15.           Notices.  Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given  (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed.  Failure to give notice in accordance with any of the foregoing methods shall not defeat the effectiveness of notice actually received by the addressee.

16.           Captions.  All paragraph captions are for reference only and should not be considered in construing this Agreement.

17.           Nonassignability.  This Agreement shall not be assigned by any party without the prior written consent of the other parties.  Any assignment contrary to the provisions of this Agreement shall be deemed a default under the Agreement, allowing the non-defaulting parties to exercise all remedies available under law.

18.           Counterparts.  The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one-in-the-same document.

NutraCea and Margie Adelman have executed this Severance and Release Agreement on the date first set forth above:

/s/ Margie Adelman
(Margie Adelman)

NutraCea, a California corporation

By:	/s/ Brad Edson
(Brad Edson, Chief Executive Officer)

Exhibit A

Consulting Agreement

Exhibit B

Warrant